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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
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         ALBANY MOLECULAR RESEARCH, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

       ALBANY, NY (SEPTEMBER 19, 2002)--Albany Molecular Research, Inc. (Nasdaq:AMRI) announced today that its Board of Directors has adopted a Shareholder Rights Plan.

       "The Plan is designed to enhance the Board's ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of Albany Molecular Research is made in the future. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action," said Albany Molecular Research's Chairman and CEO Thomas E. D'Ambra, Ph.D.

       In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Albany Molecular Research's common stock to shareholders of record as of the close of business on September 19, 2002. Initially, these rights will not be exercisable and will trade with the shares of Albany Molecular Research's common stock. Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an "acquiring person" by acquiring 15% or more of the common stock of Albany Molecular Research, or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of Albany Molecular Research. If a person becomes an "acquiring person," each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Albany Molecular Research's common stock having a value of twice the exercise price of the right. If Albany Molecular Research is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right. Additional details concerning the terms of the Shareholder Rights Plan will be outlined in a letter which will be mailed to shareholders following the September 19, 2002 record date.

       Albany Molecular Research, Inc. is a leading research, drug discovery and development company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts pharmaceutical research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs.


Contact: David Albert, Director of Communications, Albany Molecular Research, Inc., 518-464-0279, ext. 2229